Exhibit 99.1

Main Street Announces Third Quarter 2021 Results

Third Quarter 2021 Net Investment Income of $0.71 Per Share

Third Quarter 2021 Distributable Net Investment Income(1) of $0.76 Per Share

Net Asset Value of $24.27 Per Share

HOUSTON, Nov. 4, 2021 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the third quarter of 2021.

Third Quarter 2021 Highlights

  Net investment income of $49.3 million (or $0.71 per share)
  Distributable net investment income(1) of $52.2 million (or $0.76 per share)
  Total investment income of $76.8 million
  An industry leading position in cost efficiency, with a ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expenses to Assets Ratio") of 1.6% on an annualized basis for the quarter and 1.5% for the trailing twelve month ("TTM") period ended September 30, 2021
  Net increase in net assets resulting from operations of $84.0 million (or $1.22 per share)
  Return on equity(2) of 20.4% on an annualized basis for the quarter and 20.3% for the TTM period ended September 30, 2021
  Net asset value of $24.27 per share at September 30, 2021, representing an increase of $0.85 per share, or 3.6%, compared to $23.42 per share at June 30, 2021, and $1.92 per share, or 8.6%, compared to $22.35 per share at December 31, 2020
  Declared monthly dividends totaling $0.63 per share for the fourth quarter of 2021, or $0.21 per share for each of October, November and December 2021, representing a 2.4% increase from the monthly dividends paid for the third quarter of 2021 and the fourth quarter of 2020
  Completed $159.2 million in total lower middle market ("LMM") portfolio investments, including investments totaling $73.3 million in four new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $135.2 million in total LMM portfolio investments
  Completed $117.5 million in total private loan portfolio investments, which after aggregate repayments of debt principal and return of invested equity capital from several private loan portfolio investments resulted in a net decrease of $20.3 million in total private loan portfolio investments
  Net decrease of $17.4 million in middle market portfolio investments
  Fully exited portfolio company investments in NRI Clinical Research, LLC, realizing a gain of $8.8 million and resulting in annual internal rate of returns and times money invested returns of 38.5% and 15.2 times on its equity investments and 20.2% and 2.6 times on a cumulative basis including all debt and equity investments in the company, respectively
  Fully exited remaining portfolio company equity investment in Safety Holdings, Inc., realizing a gain of $4.5 million and resulting in annual internal rate of returns and times money invested returns of 134.7% and  16.1 times on its equity investments and 34.8% and 2.4 times on a cumulative basis including all debt and equity investments in the company, respectively

In commenting on Main Street's results, Dwayne L. Hyzak, Main Street's Chief Executive Officer, stated, "We are very pleased with our third quarter results, which demonstrate the continued strength and momentum of our Main Street platform, the benefits of our unique investment strategies and the quality and strong performance of our diversified group of portfolio companies. The third quarter represented another quarter of sequential growth in total investment income and included another record level of dividend income from our portfolio equity investments. In addition, primarily due to the continued favorable performance of our portfolio companies, our net asset value per share increased by 3.6% during the quarter. Net investment income and distributable net investment income for the quarter of $0.71 and $0.76 per share, respectively, are both Main Street quarterly records, and together with the significant net gains realized on several equity investments in the quarter, provided our board of directors the comfort to declare the supplemental dividend to our shareholders of $0.10 per share in December and another increase to our monthly dividends in the first quarter of 2022."

Mr. Hyzak continued, "Our gross investment fundings of approximately $159 million in our lower middle market investment strategy during the quarter also represented a new record, and together with our strong pipeline of investment opportunities has us positioned for continued favorable performance in the fourth quarter and into 2022. We are also very pleased that we were able issue an additional $200 million of fixed rate, long-term investment grade debt at an effective rate of 2.6% in October, representing our lowest rate ever on an investment grade debt issuance and providing further improvement to our strong capital structure and additional liquidity to fund the continued future growth of our investment portfolio. As we look forward to the remainder of the year and into 2022, we believe we are very well positioned to continue to execute on our diversified strategy and to continue to provide superior results."

Third Quarter 2021 Operating Results

The following table provides a summary of our operating results for the third quarter of 2021:

	Three Months Ended September 30,
	2021	2020	Change ($)	Change (%)
Interest income	$50,468	$42,138	$8,330	20%
Dividend income	23,012	8,106	14,906	184%
Fee income	3,299	1,710	1,589	93%
Total investment income	$76,779	$51,954	$24,825	48%

Net investment income	$49,304	$30,462	$18,842	62%
Net investment income per share	$0.71	$0.46	$0.25	54%

Distributable net investment income (1)	$52,173	$33,023	$19,150	58%
Distributable net investment income per share (1)	$0.76	$0.50	$0.26	52%

Net increase in net assets resulting from operations	$83,956	$78,195	$5,761	7%
Net increase in net assets resulting from operations per share	$1.22	$1.18	$0.04	3%

The $24.8 million increase in total investment income in the third quarter of 2021 from the comparable period of the prior year was principally attributable to (i) a $14.9 million increase in dividend income from investment portfolio equity investments, primarily due to improved operating results, financial condition and liquidity positions of certain of our portfolio companies, (ii) an $8.3 million increase in interest income, primarily due to higher average levels of investment portfolio debt investments and increased repayment and other activities related to certain investment portfolio debt investments and (iii) a $1.6 million increase in fee income. The $24.8 million increase in total investment income in the third quarter of 2021 also includes the impact of an $8.2 million increase from dividend income considered less consistent or non-recurring and income from accelerated prepayment, repricing and other activity related to certain investment portfolio debt investments, when compared to the same period in 2020.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $24.6 million in the third quarter of 2021 from $18.9 million for the corresponding period of 2020. This increase in cash operating expenses was principally attributable to (i) a $4.6 million increase in compensation expense and (ii) a $2.2 million increase in interest expense, partially offset by a $0.8 million increase in expenses allocated to the External Investment Manager, as defined below. The increase in compensation expense is primarily related to an increase in incentive compensation accruals, partially offset by a decrease in compensation expense resulting from the comparable period differences in the change in fair value of deferred compensation plan assets. The increase in interest expense is primarily related to incremental borrowings from our unsecured notes offering in January 2021. Our Operating Expenses to Assets Ratio for the third quarter of 2021 was 1.6% on an annualized basis, compared to 1.4% on an annualized basis for the same period of 2020.

The $18.8 million increase in net investment income and the $19.2 million increase in distributable net investment income(1), which is net investment income before non-cash, share-based compensation expense, in the third quarter of 2021 were both principally attributable to the increase in total investment income, partially offset by higher operating expenses, both as discussed above.

Net investment income and distributable net investment income on a per share basis(1) for the third quarter of 2021 increased by $0.25 and $0.26 per share, respectively, compared to the third quarter of 2020 to $0.71 and $0.76 per share, respectively. Both increases include the impact of a 4.4% increase in the average shares outstanding compared to the corresponding period in 2020 primarily due to shares issued (i) through our at-the-market, or ATM, program, (ii) pursuant to our dividend reinvestment plan, and (iii) pursuant to our equity incentive plans. The increases in net investment income and distributable net investment income in the third quarter of 2021 when compared to the third quarter of 2020 on a per share basis include an increase of $0.12 per share due to the increase in investment income considered less consistent or non-recurring, and a decrease in compensation expenses of $0.01 per share resulting from the comparable period difference in the change in fair value of deferred compensation plan assets.

The $84.0 million net increase in net assets resulting from operations in the third quarter of 2021 was primarily the result of (i) a $22.2 million increase in net realized gain from investments and (ii) an $18.8 million increase in net investment income as discussed above, partially offset by (i) a $24.5 million decrease in net unrealized appreciation from portfolio investments (including the impact of accounting reversals relating to realized gains/income (losses)) and (ii) a $10.8 million increase in income tax provision. The $8.3 million net realized gain from investments for the third quarter of 2021 was primarily the result of $13.3 million of realized gains from the full exit of two LMM investments, partially offset by a $4.5 million realized loss from the restructure of a middle market investment.

The following table provides a summary of the total net unrealized appreciation of $38.6 million for the third quarter of 2021:

Three Months Ended June 30, 2021
	LMM (a)	Middle Market	Private Loan	Other		Total
(dollars in millions)

Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized during the current period	$ (9.6)	$ (0.3)	$ (1.4)	$ 0.2		$ (11.1)
Net unrealized appreciation relating to investments	27.9	2.9	3.2	15.7	(b)	49.7
Total net unrealized appreciation relating to investments	$ 18.3	$ 2.6	$ 1.8	$ 15.9		$ 38.6

(a)	LMM includes unrealized appreciation on 33 LMM portfolio investments and unrealized depreciation on 16 LMM portfolio investments.
(b)

Other includes (i) $9.4 million of net unrealized appreciation relating to the other portfolio and (ii) $6.4 million of unrealized appreciation relating to the External Investment Manager, as defined below.

Liquidity and Capital Resources

As of September 30, 2021, we had aggregate liquidity of $714.6 million, including (i) $59.6 million in cash and cash equivalents and (ii) $655.0 million of unused capacity under our revolving credit facility ("Credit Facility"), which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of September 30, 2021 are as follows:

  Our Credit Facility included $855.0 million in total commitments from a diversified group of 18 participating lenders, plus an accordion feature that allows us to increase the total commitments under the facility to up to $1.2 billion.
  $200.0 million in outstanding borrowings under our Credit Facility, with an interest rate of 2.0% based on LIBOR effective for the contractual reset date of October 1, 2021.
  $350.0 million of outstanding SBIC debentures through our wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 2.9% and mature ten years from original issuance. The first maturity related to our existing SBIC debentures occurs in the first quarter of 2023, and the weighted-average remaining duration was approximately 6.4 years.
  $300.0 million of notes outstanding that bear interest at a rate of 3.00% per year (the "3.00% Notes"). The 3.00% Notes mature on July 14, 2026 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $450.0 million of notes outstanding that bear interest at a rate of 5.20% per year (the "5.20% Notes"). The 5.20% Notes mature on May 1, 2024 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes"). The 4.50% Notes mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,684.3 million, or $24.27 per share.

In October 2021, we issued an additional $200.0 million of the 3.00% Notes at a premium to par of 101.74% resulting in a yield-to-maturity of 2.60% on the additional notes issued and utilized the proceeds to repay outstanding borrowings under our Credit Facility. This issuance further increased the fixed rate composition of our overall capital structure and significantly increased our liquidity available to fund future investments.

Investment Portfolio Information as of September 30, 2021 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of September 30, 2021:

	As of September 30, 2021
	LMM (a)	Middle Market	Private Loan
		(dollars in millions)
Number of portfolio companies	70	38	69
Fair value	$ 1,494.1	$ 420.9	$ 846.0
Cost	$ 1,245.3	$ 456.7	$ 865.5
Debt investments as a % of portfolio (at cost)	69.4%	93.1%	94.5%
Equity investments as a % of portfolio (at cost)	30.6%	6.9%	5.5%
% of debt investments at cost secured by first priority lien	98.8%	97.2%	97.9%
Weighted-average annual effective yield (b)	11.2%	7.4%	8.4%
Average EBITDA (c)	$ 5.7	$ 77.5	$ 47.3

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 40%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 180% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 2.8 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.7 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.8 to 1.0 and 2.7 to 1.0, respectively.(3) (4)

As of September 30, 2021, our investment portfolio also included:

  Other portfolio investments in fourteen companies, collectively totaling $193.7 million in fair value and $201.1 million in cost basis, which comprised approximately 6.2% and 7.1% of our investment portfolio at fair value and cost, respectively; and

  Our investment in the External Investment Manager (as defined below), with a fair value of $128.1 million and a cost basis of $29.5 million, which comprised approximately 4.1% and 1.0% of our investment portfolio at fair value and cost, respectively.

As of September 30, 2021, we had eight investments on non-accrual status, which comprised approximately 0.9% of the total investment portfolio at fair value and approximately 3.5% at cost and our total portfolio investments at fair value were approximately 110% of the related cost basis as of September 30, 2021.

External Investment Manager

MSC Adviser I, LLC is a wholly owned portfolio company and registered investment adviser that provides investment management services to external parties (the "External Investment Manager"). We share employees with the External Investment Manager and allocate costs related to such shared employees and other operating expenses to the External Investment Manager. The total contribution of the External Investment Manager to our net investment income consists of the combination of the expenses we allocate to the External Investment Manager and the dividend income we earn from the External Investment Manager. During the third quarter of 2021, the External Investment Manager earned $4.6 million of management fee income for the services it provided to external parties, an increase of $2.3 million from the third quarter of 2020, and we allocated $2.7 million of total expenses to the External Investment Manager. The resulting dividend income we earned from the External Investment Manager and expenses we allocated to it resulted in a total contribution to our net investment income of $4.2 million, representing an increase of $2.0 million from the third quarter of 2020. The External Investment Manager ended the third quarter of 2021 with total assets under management of over $1.2 billion.

Third Quarter 2021 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 5, 2021 at 10:00 a.m. Eastern Time to discuss the third quarter 2021 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 12, 2021 and may be accessed by dialing 201-612-7415 and using the passcode 13724109#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2021 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street, through its wholly owned portfolio company MSC Adviser I, LLC ("MSC Adviser"), also maintains an asset management business through which it manages investments for external parties. MSC Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including but not limited to our ability to successfully source and execute on new portfolio investments, are based on current conditions and information available to Main Street as of the date hereof and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to be correct. Those forward-looking statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which Main Street's portfolio companies operate; the potential impacts of the COVID-19 pandemic on the business and operations, liquidity and access to capital of Main Street and its portfolio companies, and on the U.S. and global economies, including public health requirements in response to the pandemic; changes in laws and regulations or business, political and/or regulatory conditions that may adversely impact Main Street's operations or the operations of its portfolio companies; the operating and financial performance of Main Street's portfolio companies and their access to capital; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in Main Street's filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION Consolidated Statements of Operations (dollars in thousands, except shares and per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$34,852	$18,558	$85,904	$57,357
Affiliate investments	12,274	8,255	34,785	23,626
Non-Control/Non-Affiliate investments	29,653	25,141	86,192	79,126
Total investment income	76,779	51,954	206,881	160,109
EXPENSES:
Interest	(14,711)	(12,489)	(42,914)	(36,827)
Compensation	(9,576)	(4,980)	(22,790)	(12,280)
General and administrative	(3,047)	(3,354)	(9,439)	(9,827)
Share-based compensation	(2,869)	(2,561)	(7,961)	(8,215)
Expenses allocated to the External Investment Manager	2,728	1,892	7,680	5,340
Total expenses	(27,475)	(21,492)	(75,424)	(61,809)
NET INVESTMENT INCOME	49,304	30,462	131,457	98,300
NET REALIZED GAIN (LOSS):
Control investments	8,786	4,041	(4,459)	(15,825)
Affiliate investments	(5,147)	(172)	3,962	(407)
Non-Control/Non-Affiliate investments	4,666	(17,743)	11,072	(28,091)
Realized loss on extinguishment of debt	—	—	—	(534)
Total net realized gain (loss)	8,305	(13,874)	10,575	(44,857)
NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	20,671	7,139	65,756	(35,096)
Affiliate investments	14,285	2,406	30,518	(26,883)
Non-Control/Non-Affiliate investments	3,675	53,569	20,798	(56,051)
SBIC debentures	—	—	—	460
Total net unrealized appreciation (depreciation)	38,631	63,114	117,072	(117,570)
INCOME TAXES:
Federal and state income, excise and other taxes	(953)	(1,165)	(2,242)	(1,420)
Deferred taxes	(11,331)	(342)	(20,449)	15,673
Income tax benefit (provision)	(12,284)	(1,507)	(22,691)	14,253
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$83,956	$78,195	$236,413	$(49,874)
NET INVESTMENT INCOME PER SHARE—BASIC AND DILUTED	$0.71	$0.46	$1.92	$1.50
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE—BASIC AND DILUTED	$1.22	$1.18	$3.45	$(0.76)
WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC AND DILUTED	69,021,826	66,110,555	68,557,362	65,319,784

MAIN STREET CAPITAL CORPORATION Consolidated Balance Sheets (dollars in thousands, except per share amounts)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Investments at fair value:
Control investments	$1,336,218	$1,113,725
Affiliate investments	485,139	366,301
Non-Control/Non-Affiliate investments	1,295,747	1,204,840
Total investments	3,117,104	2,684,866
Cash and cash equivalents	59,569	31,919
Interest receivable and other assets	51,172	49,761
Receivable for securities sold	11,467	—
Deferred financing costs, net	4,460	2,818
Total assets	$3,243,772	$2,769,364
LIABILITIES
Credit facility	$200,000	$269,000
SBIC debentures (par: $350,000 and $309,800 as of September 30, 2021 and December 31, 2020, respectively)	342,435	303,972
5.20% Notes due 2024 (par: $450,000 as of both September 30, 2021 and December 31, 2020)	451,408	451,817
4.50% Notes due 2022 (par: $185,000 as of both September 30, 2021 and December 31, 2020)	184,292	183,836
3.00% Notes due 2026 (par: $300,000 as of September 30, 2021)	295,445	—
Accounts payable and other liabilities	27,904	20,833
Payable for securities purchased	5,084	—
Interest payable	15,303	8,658
Dividend payable	14,553	13,889
Deferred tax liability, net	23,041	2,592
Total liabilities	1,559,465	1,254,597

NET ASSETS
Common stock	694	677
Additional paid-in capital	1,675,917	1,615,940
Total undistributed (overdistributed) earnings	7,696	(101,850)
Total net assets	1,684,307	1,514,767
Total liabilities and net assets	$3,243,772	$2,769,364
NET ASSET VALUE PER SHARE	$24.27	$22.35

MAIN STREET CAPITAL CORPORATION Reconciliation of Distributable Net Investment Income (dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net investment income	$49,304	$30,462	$131,457	$98,300
Share-based compensation expense	2,869	2,561	7,961	8,215
Distributable net investment income (1)	$52,173	$33,023	$139,418	$106,515

Per share amounts:
Net investment income per share -
Basic and diluted	$0.71	$0.46	$1.92	$1.50
Distributable net investment income per share -
Basic and diluted (1)	$0.76	$0.50	$2.03	$1.63

MAIN STREET CAPITAL CORPORATION Endnotes

(1)  Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2)  Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the three month and trailing twelve-month periods ended September 30, 2021.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Jesse E. Morris, CFO and COO, jmorris@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Zach Vaughan / zvaughan@dennardlascar.com
713-529-6600